EXHIBIT 5.1

[LETTERHEAD OF WINTHROP & WEINSTINE, P.A.]

July 21, 2005

Digital Angel Corporation

490 Villaume Avenue

South St. Paul, MN 55075

Gentlemen:

We have acted as counsel to Digital Angel Corporation, a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 2,000,000 additional shares of common stock of the Company, par value $0.005 per share (the “Common Stock”), for issuance under the Amended and Restated Digital Angel Corporation Transition Stock Option Plan (the “Plan”).

In connection with the foregoing, we have examined: (a) the Certificate of Incorporation of the Company, as amended, (b) the Bylaws of the Company, as amended, (c) the Plan, (d) such records of the corporate proceedings of the Company relative to its organization and to the authorization and issuance of the Common Stock pursuant to the Plan and Agreements and (e) such other documents and records  to ascertain or verify such additional facts as we deem necessary or appropriate for purposes of rendering this opinion.

Based on such examination, we are of the opinion that:

1.                                       The Company is a corporation duly organized and validly-existing under the laws of the State of Delaware; and

2.                                       The Common Stock available for issuance under the Plan, when issued in accordance with the Plan and Agreements, will be legally issued, fully paid and nonassessable.

We hereby consent to the use of this Opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

WINTHROP & WEINSTINE, P.A.